Exhibit 10.1

ISABELLA BANK CORPORATION
AND RELATED COMPANIES
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

January 1, 2019

i

ISABELLA BANK CORPORATION
AND RELATED COMPANIES
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

Isabella Bank Corporation (“Isabella”) has established a nonqualified plan of deferred compensation for participating Directors effective January 1, 2006, pursuant to Section 409A of the Internal Revenue Code. The Plan is intended to postpone taxation of such deferred compensation until such compensation is paid to the Directors as provided in the Plan. The Plan has been restated and the provisions of the restated Plan shall become effective as to all compensation deferred under the Plan before, on and after the Effective Date, unless otherwise provided herein.
Section 1.Purpose.
The Plan is intended to provide participating Directors with the opportunity to have the payment and the related taxation of compensation postponed as set forth in the Plan, in order to reward the individuals who contribute to the success of the Company.
Section 2.    Definitions.
The following words and phrases shall, when used in this Plan, have the following respective meanings unless their context clearly indicates otherwise:
2.1.     Accounts mean the Participant’s Deferred Compensation Account and Stock Account.
2.2.     Affiliate means any person with whom the Company would be considered a single employer under Code Section 414(b) or (c); provided that, for purposes of Section 2.22 only, in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" shall be used instead of "at least 80 percent" each place that it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place that it appears in Treasury Regulation Section 1.414(c)-2.
2.3.     Beneficiary means the person(s) or entity designated by Participant to receive any undistributed deferred compensation benefits which become payable in the event of Participant's death.
2.4.     Board of Directors means Company's governing body according to law and Company's governing documents.
2.5.     Change of Control means a change in the ownership or effective control of the relevant corporation, or in the ownership of a substantial portion of the assets of the relevant corporation, each within the meaning of Code Section 409A(a)(2)(A)(v). Each of the following corporations is a relevant corporation with respect to a Participant: (a) the corporation for which the Participant performs services at the time of the Change of Control; (b) the corporation that is liable to the Participant for Plan payments (or all corporations that are so liable if more than one corporation is liable) but only to the extent that either the Plan payment is attributable to the performance of services by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation (or corporations) to be liable for such payment and, in either case, no significant purpose of making such corporation (or corporations) liable for such payment is the avoidance of federal income tax; (c) any corporation that is a majority shareholder of any corporation described in (a) or (b) above; or (d) any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b) above. All references to “corporation” in this Section 2.5 shall be construed to include a partnership or other form of organization to the extent permitted or required by Code Section 409A. This definition of Change of Control is intended to satisfy the rules of Code Section 409A(a)(2)(A)(v) and specifically Treasury Regulation Section 1.409A-3(i)(5), and will be interpreted in a manner consistent with such rules.
2.6.     Claimant means a Participant or a Beneficiary who files a claim for benefits under Section 16 below.
2.7.     Code means the Internal Revenue Code of 1986 and related regulations and other guidance thereunder, as amended.
2.8.     Committee or Administrative Committee means the committee described in Section 15.
2.9.     Company means Isabella Bank Corporation and Isabella Bank or their respective successor or successors, and any other Affiliate whose Board of Directors authorizes participation in this Plan where Isabella by its Board of Directors has approved such participation.
2.10.     Deferred Compensation Account means the bookkeeping account maintained on behalf of Participant to record Company contributions made pursuant to Section 4.2.
2.11.     Director means any elected or appointed member of the Board of Directors of the Company, without regard to said member's status as an employee of the Company.
2.12.     Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
2.13.     Disability Retirement Date means the date of Participant’s Severance From Service as a Director of the Company on account of Participant’s Disability.
2.14.     Distribution Event means an event listed in Section 6.1 below.
2.15.     Effective Date means January 1, 2019, the date on which the provisions of this restated Plan became effective.

2.16.     Final Valuation Date means the Valuation Date immediately following the date of the Distribution Event.
2.17.     Normal Retirement Age means Participant’s attainment of age 70.
2.18.     Normal Retirement Date means the date Participant attains Normal Retirement Age, without regard to Participant’s continued service as a Director of the Company.
2.19.     Participant means any Director of the Company who (1) is receiving a Director’s salary, retainer or board fees, and (2) has elected to participate in the Plan by providing written notice of said participation to the Company, in the form prescribed by the Company.
2.20.     Payment Date means the first day of the first month after the Valuation Date that immediately follows the earliest Distribution Event; provided, however, in the case of a distribution to a Participant who is a “key employee” (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) on account of the Participant's Severance From Service, Payment Date means the first day of the eighth month after the Valuation Date that immediately follows the Distribution Event, subject to the other rules in Section 7.2.
2.21.     Plan means this Isabella Bank Corporation and Related Companies Deferred Compensation Plan for Directors, as amended from time to time.
2.22.     Plan Year means the consecutive 12-month period beginning on January 1 and ending on December 31.
2.23.     Retirement means with respect to a Participant, Severance From Service with all participating Companies for any reason other than death or Disability on or after the attainment of Normal Retirement Age.
2.24.     Severance From Service means the date on which a Participant ceases to serve as a Director of the Company and all contracts under which the Participant provides services as an independent contractor for the Company or any of its Affiliates have expired in a manner that constitutes a good-faith and complete termination of the contractual relationship. An expiration does not constitute a good faith and complete termination of the contractual relationship if the Company or any of its Affiliates anticipates a renewal of a contractual relationship or the Director becoming an employee. For this purpose, the Company or any of its Affiliates is considered to anticipate the renewal of the contractual relationship with the Director if it intends to contract again for the services provided under the expired contract, and neither the service recipient nor the Director has eliminated the Director as a possible provider of services under any such new contract. Further, the Company or any of its Affiliates is considered to intend to contract again for the services provided under an expired contract if the Company or any of its Affiliates doing so is conditioned only upon incurring a need for the services, the availability of funds, or both. If a Participant provides services to the Company as both an employee and as a director, then the services provided as an employee are not taken into account in determining whether the Participant has a Severance From Service. A Participant will not experience a Severance From Service unless the Severance From Service satisfies the rules of Code Section 409A(a)(2)(A)(i) and specifically Treasury Regulation Section 1.409A-1(h).

2.25.     Similar Arrangement means an agreement, method, program or other arrangement sponsored by the Company to the extent that it is aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2).
2.26.     Stock Account means the bookkeeping account maintained on behalf of a Participant to record Company contributions made pursuant to Section 4.2.
2.27.     Stock Value means the closing price of a share of Isabella common stock on the Valuation Date, or if such shares are not traded on the Valuation Date, the next day on which such shares are traded.
2.28.     Unforeseeable Emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A Participant will not experience an Unforeseeable Emergency under this Plan unless the Unforeseeable Emergency satisfies the rules of Code Section 409A(a)(2)(A)(vi) and specifically Treasury Regulation Section 1.409A-3(i)(3).
2.29.     Valuation Dates means March 1, June 1, September 1 and December 1.
Section 3.    Enrollment/Establishment of Accounts.
3.1.     Enrollment. As a condition to participation, each Director who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee an election form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment rules and requirements (including but not limited to rules concerning the continuing effectiveness of an election form from Plan Year to Plan Year) as it determines, in its sole discretion, are necessary.
3.2.     Initial Participation. A Director who first becomes eligible to participate in this Plan after the first day of a Plan Year may become a Participant by submitting a completed enrollment form to the Committee within thirty (30) days after the date the Director first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. Such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to this Section 3.2 and such person shall not be permitted to defer under this Plan any portion of his or her Director's salary, retainer or fees that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A.
3.3.     Annual Enrollment. Each eligible Director who elects to participate in the Plan after the initial participation date described in Section 3.2 above, shall commence said participation on the January 1 as of which the Committee determines, in its sole discretion, that the Director has met all enrollment requirements set forth in Section 3.1 of this Plan, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the

Committee shall process the Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.
If a Director fails to meet all requirements contained in this Section 3 within the period required, the Director shall not be eligible to participate in the Plan during the Plan Year for which the election is made
3.4.     Accounts. Company agrees to create a Deferred Compensation Account and a Stock Account as described in Section 4 below to be maintained on the books of Company in the name of each Participant.
Section 4.    Allocations to Account.
4.1.     Participant Contributions. Each Participant may defer all or any portion of his or her Director’s salary, retainer, and fees that are earned from the Company for the year or part of the year commencing after the date of said timely election as he or she may specify on his or her election form. Such amounts so deferred shall be paid only as provided in the Plan. A Participant may change the amount of, or suspend, future deferrals with respect to his or her Director’s salary, fees, and retainers earned for years commencing after the date of change or suspension as he or she may specify by written notice to the participating Company; provided such change is made prior to January 1 of the calendar year in which the amount to be deferred is earned.
The sum of (i) the Participant’s deferrals pursuant to this Plan during a Plan Year, and (ii) the deductions from the Participant’s Director’s salary, fees, and retainers that are made during such Play Year pursuant to The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan (“DRIP”), must be equal to at least 25% of the Participant’s total Director’s salary, fees, and retainers that are earned during such Plan Year. If a Participant’s deferrals pursuant to this Plan during a Plan Year are less than 25% of his or her Director’s salary, retainer, and fees that are earned from the Company and its Affiliates, in the aggregate, for such Plan Year, then the Participant must submit to, or have on file with, the plan administrator of the DRIP an authorization card that requires deductions pursuant to the DRIP that are sufficient to ensure that the requirements of the prior sentence are satisfied.
4.2.     Contribution to Deferred Compensation and Stock Accounts. For each Participant electing to participate in this Plan, the Company shall maintain a Deferred Compensation Account and a Stock Account. Each Participant shall be furnished with a quarterly statement of his or her Accounts.
The deferred salary, retainers and fees of each Participant shall be credited as a dollar amount to the Participant’s Deferred Compensation Account on the date the amount would otherwise be paid to the Participant. The amount credited to the Participant’s Deferred Compensation Account shall be converted into notional shares of Isabella common stock on each Valuation Date by (1) dividing the Deferred Compensation Account balance of each Participant, by (2) the Stock Value as of the Valuation Date. The number of shares of stock for full shares so determined shall be credited to each Participant’s Stock Account, and the Stock Value of such credited shares as of the Valuation Date shall be charged to the Participant’s Deferred Compensation Account. Any credit balance remaining in the Participant’s Deferred Compensation Account after such charge will remain in the Participant’s Deferred Compensation Account until the next Valuation Date to be converted into additional notional shares of Isabella common stock.
Additional credits will be made to each Participant’s Deferred Compensation Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property) the Participant would have received from time to time had he or she been the owner on the record dates with respect to the Isabella common stock, said credit to be based on the number of shares of Isabella common stock credited to his or her Stock Account on said dates. In the case of a stock dividend or stock split, additional credits will be made to each Participant’s Stock Account based on the number of full shares of Isabella common stock the Participant would have received had he or she been the owner on the record dates with respect to the number of shares of Isabella common stock credited to his or her Stock Account on said dates.
Section 5.    Vesting.
The Participant's interest in his or her Accounts shall be 100% vested and nonforfeitable at all times.
Section 6.    Commencement of Distribution
6.1.     Distribution Dates. The manner and form in which distributions will be made from the Plan shall be determined in accordance with Section 7 below. No amount standing from time to time to the credit of the Participant in his or her Accounts shall be assignable or alienable by Participant, nor may any such payment be used as collateral or in any other fashion by Participant prior to payment by Isabella. Subject to Section 6.3 below, no amount standing from time to time to the credit of Participant in his or her Accounts shall be payable to Participant (or to Participant’s Beneficiary) until the earliest of the following Distribution Events:
(a)    Participant's Normal Retirement Date;
(b)    Participant's Disability Retirement Date;
(c)    Participant’s death;
(d)    an Unforeseeable Emergency;
(e)    a Change of Control; or
(f)    Participant’s Severance From Service.
6.2.     Time of Distribution.
(a)    When the amounts credited to a Participant’s Accounts become payable pursuant to Sections 6.1(a), (b), (c), (d) or (f) above, distribution of such Accounts shall begin on the Payment Date, or as soon as administratively practicable thereafter, but in no event more than 30 days after the Payment Date.

(b)    When the amounts credited to a Participant's Accounts become payable pursuant to Section 6.1(e) above, distribution of such Accounts shall be made as set forth below.
(i)    Form of Payment. All payments shall consist of shares of Isabella common stock and shall be paid in a single lump sum, after applying the rules of Section 2.2.
(ii)    Time of Payment. All payments shall be made not later than 75 days after the date on which the Change of Control has occurred.
(iii)    Special Rule for Plan Termination. If the Plan is terminated during the 30-day period preceding or the 12-month period following the occurrence of a Change of Control, then the Company may pay Plan benefits in accordance with Plan Section 11.2(b).
(c)    Notwithstanding the foregoing, Participant may elect a delayed distribution date from that required by Section 6.2(a), above; or a different form of payment in accordance with Section 7.2, for either of the Distribution Events in Sections 6.1(a) or (f) only. The delayed distribution date may be a specific future date or the attainment of a specified age by the Participant (neither to exceed the Participant’s attainment of age 75). Such an election of the delayed distribution date or different form of payment:
(i)    may not take effect for at least twelve (12) months after the date on which the election is accepted by the Committee or its agent;
(ii)    must postpone the payment for a period of not less than five (5) years from the date on which the payment would otherwise have been paid; and
(iii)    for an election relating to a payment at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months prior to the date on which the payment is scheduled to be paid.
6.3.     Accelerating the Time of Payment. Notwithstanding the distribution dates set forth in Section 6.1 above, an early distribution of Isabella common stock may be made as soon as administratively possible after the occurrence of any of the following events in accordance with Treasury Regulation Section 1.409A-3(j)(4) and subsequent guidance:
(a)    to the extent necessary to fulfill the requirements of a domestic relations order as defined in Code Section 414(p)(1)(B);
(b)    to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law;
(c)    as necessary to comply with a certificate of divestiture as defined in Code Section 1043(b)(2);
(d)    to make payment of certain federal employment or income taxes in accordance with Treasury Regulation 1.409A-3(j)(4)(vi);
(e)    a de minimis limited cashout amount not exceeding the amount set forth in Code Section 402(g);

(f)    in accordance with an Unforeseeable Emergency as described in Section 8 below; or
(g)    certain Plan terminations as described in Section 11 below.
6.4.     Acceleration for Domestic Relations Order.    Notwithstanding any other terms of this Plan or a Participant’s deferral elections and subject to the terms of this Section 6.4, one or more payments of a Participant’s Accounts (each a “DRO Payment”) may be made to an individual other than the Participant (an “Alternate Payee”) to the extent necessary to fulfill the terms of a domestic relations order that is issued by a court of competent jurisdiction and that meets the requirements of this Section 6.4 and Code Sections 414(p)(1), (2), (3), (4) and (8). A DRO Payment will be made in accordance with the domestic relations order, to the extent that it complies with the requirements of this Section 6.4 and Code Sections 414(p)(1), (2), (3), (4) and (8), to the Alternate Payee who is named in the domestic relations order (and not to the Participant). A payment will not be made to the Participant under any other terms of this Plan to the extent that such payment would conflict with the terms of a domestic relations order that, as of the scheduled date of such payment: (1) has been approved by the Committee or its agent, and (2) complies with the requirements of this Section 6.4 and Code Sections 414(p)(1), (2), (3), (4) and (8). The Participant to whom the domestic relations order relates must pay whatever amount is charged for processing the domestic relations order and making the DRO Payment to the Alternate Payee. This payment by the Participant cannot be deducted from the amount credited to the Participant’s Deferred Compensation Account or Stock Account. The Plan's rules regarding changes in the time and form of payment do not apply to changes in the time and form of payment that are required by such a domestic relations order, so long as the payment that is made pursuant to the domestic relations order will be made to the Alternate Payee who is named in the domestic relations order and not to the Participant, and the payment is made in accordance with this Section 6.4. The Plan will make such a payment in accordance with the domestic relations order, provided that the domestic relations order must require payment in a single lump sum during a period not longer than 90 days after the date that the domestic relations order has been approved by the Committee or its agent. In no event may the amount of a DRO Payment exceed the Participant’s Deferred Compensation Account and Stock Account balance.
6.5.     Delaying Payments Under Certain Circumstances. A payment under the Plan may be delayed to a date after the designated payment date in accordance with Treasury Regulation Section 1.409A-2(b)(7) and such other guidance published after the Effective Date under the following circumstances:
(a)    Payment may be delayed where the Company reasonably anticipates that the making of a payment would violate Federal securities laws or other applicable laws; or
(b)    Such other events and conditions as permitted by applicable law.

Section 7.    Manner and Form of Distribution.
7.1.     Manner of Payment. Upon the occurrence of a Distribution Event, the Participant shall receive a distribution of Isabella common stock as described below.
(a)    The entire balance in his or her Deferred Compensation Account, if any, remaining after the Final Valuation Date shall be converted to the extent possible into Isabella common stock as set forth in Section 4.2 above and credited to the Participant’s Stock Account. The aggregate Stock Value thereof shall then be charged to the Participant’s Deferred Compensation Account. In the event a credit balance remains in the Participant’s Deferred Compensation Account after such charge, an additional amount shall be credited, as a Company contribution, to the Participant’s Deferred Compensation Account, such additional contribution to equal the amount that, when added to the remaining credit balance prior to the contribution, is sufficient to convert the balance of the Deferred Compensation Account into a single share of Isabella common stock as set forth in this Section 7.1(a). Said single share of stock shall then be credited to the Participant’s Stock Account and charged to the Participant’s Deferred Compensation Account as set forth in this Section 7.1(a). The Valuation Date for purposes of all conversions made under this Section 7.1(a) shall be the Participant’s Final Valuation Date.
(b)    Distribution of the balance in the Participant’s Stock Account as of the date of the Distribution Event, shall be made in shares of Isabella common stock.
(c)    Notwithstanding any provision of the Plan to the contrary, no cash distribution shall be made either directly or indirectly from the Plan including, but not limited to, the Participant receiving cash from the Company by exercising a “put option” right, if any. Consequently, pursuant to the Plan there shall exist no liquidation feature of any kind on the part of the Company. Therefore, Participants shall have no mechanism other than the marketplace to ultimately sell their respective shares of Isabella common stock to obtain cash. The Company is under no obligation to, has no intention to, and shall not repurchase Isabella common stock under the Plan.
7.2.     Form of Distribution. Participant’s benefit payable from the Plan shall be distributed in common stock of Isabella in a single lump sum, unless with respect to the Distribution Events in Sections 6.1(a) or (f) only: (1) the Participant elects, on his or her initial election form, to receive his or her benefit in installments, or (2) the Participant changes his or her election of the form of distribution from a lump sum to installment payments of said stock, by submitting an amended election form to the Committee in accordance with the rules set forth in Section 6.2(c) above.
Installment payments made under this Section 7.2 shall be equal annual installments payable over a period of ten (10), fifteen (15) or twenty (20) years as timely elected, said installment payments to be treated as a single payment pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii); provided, however, pursuant to Treasury Regulation Section 1.409A-2(j)(1) and any other applicable law, if Participant dies before all installment payments have been made, all remaining payments shall be aggregated and distributed to Participant's Beneficiary in a single payment of Isabella common stock as set forth in Section 9.1 below. The installment payments to which the Participant would have been entitled during the first six (6) months following the date of his or her Severance From Service shall be aggregated and paid as of the first day of the eighth month after the Valuation Date that immediately follows his or her Severance From Service. The postponement that is imposed by this Section 7.2 and by Section 2.19 shall not apply to (1) a payment due pursuant to a domestic relations order; (2) a payment that is necessary to comply with a certificate of divestiture as defined in Code Section 1043(b)(2); or (3) a payment of employment taxes that is described in Treasury Regulation Section 1.409A‑3(h)(2)(v).
Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the form of benefit payment under this Section 7.2 in a manner that is consistent with Code Section 409A and other applicable tax law.
Section 8.    Payout/Suspensions for Unforeseeable Emergency
8.1.     Hardship Withdrawals. A Participant who experiences an Unforeseeable Emergency may apply for a hardship withdrawal. The application shall be made to the Committee or its agent in such form as the Committee shall require. If the Committee or its agent approves the application, a hardship withdrawal will be paid to the Participant for only so much of the Participant’s Deferred Compensation and/or Stock Account as is reasonably necessary to satisfy the emergency need, determined in accordance with Section 2.28. The Committee or its agent shall have the full and exclusive authority to determine whether the application meets all requirements that apply and, if so, the amount necessary to satisfy the emergency need. The decision of the Committee or its agent in this regard shall be final. Any amount that is paid with respect to an Unforeseeable Emergency cannot exceed the amount that is reasonably necessary to satisfy the emergency need, plus amounts necessary to pay any federal, state, local or foreign income taxes or penalties that are reasonably anticipated to result from the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under this Plan or any Similar Arrangement. The determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from any qualified employer plan as defined in Treasury Regulation Section 1.409A-1(a)(2) (including any amount available by obtaining a loan under such Qualified Plan or other qualified employer plan), or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan (including a plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation Section 1.409A-6).
8.2.     Suspension of Deferrals. A Participant’s deferrals under the Plan shall be suspended to the extent deemed necessary by the Committee to satisfy the Unforeseeable Emergency, before any hardship withdrawal is paid. Deferrals made under the Plan may also be suspended if the Participant is required under Treasury Regulation Sections 1.401(k)-1(d)(3) to cancel all deferral elections to be eligible to receive a hardship distribution under an arrangement subject to Code Section 401(k). If the Committee, in its sole discretion, approves a suspension of deferrals under this Section 8, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole discretion, approves a Participant’s petition for suspension and payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive the approved distribution from the Plan in a single payment of Isabella common stock within sixty (60) days of the date of such approval.

8.3.     Subsequent Election. Any subsequent election to resume deferral elections under the Plan after the termination of a deferral election due to an Unforeseeable Emergency shall not be effective until January 1 of the Plan Year following the date of said election, provided the Participant re-enrolls in the Plan in accordance with Section 3.1 above.
Section 9.    Death Benefit.
9.1.     Beneficiary Designation. Participant may designate one or more Beneficiaries to receive any amount payable to Participant under this Plan in the event of Participant's death prior to the complete distribution of amounts payable under the Plan.
9.2.     Payment of Death Benefit. The death benefit payable under the Plan shall be paid in accordance with the rules described in Section 9.2(a) through (d) below.
(a)    The designation of a Beneficiary shall be effective when made on a form supplied by the Committee, signed by Participant and actually received and approved in writing by the Committee.
(b)    No Beneficiary shall have any rights under this Plan until the death of Participant. Participant may revoke a Beneficiary designation at any time prior to Participant's death and designate an alternative Beneficiary. The Participant may designate as his or her Beneficiary any person or entity, including a trust. The Participant may designate multiple, successive or contingent Beneficiaries and may change his or her designation at any time without any Beneficiary’s consent. The Participant must designate Beneficiaries and change Beneficiary designations in such a manner as the Committee requires from time to time. No Beneficiary designation and no change of Beneficiary designation shall become effective until it has been confirmed to the Participant by the Committee or its agent.
(c)    If more than one Beneficiary is named in either category (primary or contingent), amounts will be paid according to the following rules:
(i)    Beneficiaries may be designated to share equally or to receive specific percentages of the amount distributed; and
(ii)    If a Beneficiary dies before the Participant dies, only surviving Beneficiaries will be eligible to receive any amounts in the event of the death of the Participant. If more than two Beneficiaries are originally named to receive different percentages of the amounts, surviving Beneficiaries will share in the same proportion to each other as indicated in the original designation.
(d)    If a Beneficiary has not been designated, or if a Beneficiary designation is ineffective for any reason, Participant's estate shall be the Beneficiary.

Section 10.    Unsecured Unfunded Plan.
10.1.     Bookkeeping Accounts. Participant’s Deferred Compensation Account and Stock Account shall be bookkeeping accounts only, and Company shall not be required in any way to fund the Accounts. Company shall have no obligation to set aside, earmark, or entrust any fund, policy or money with which to pay its obligation under this Plan. Participant, Beneficiaries, and their successors in interest shall be and remain general creditors of Company with respect to amounts deferred under this Plan in the same manner as any other unsecured creditor who has a general claim for an unpaid liability. Company shall be the sole owner and beneficiary of any assets acquired for its general account under this Plan. Company shall not make any loans or extend credit to Participant, or any successor in interest, which shall be offset by amounts payable under this Plan.
10.2.     Rabbi Trust. Notwithstanding the foregoing, Isabella may enter into a trust agreement (“Trust Agreement”), whereby Isabella may agree to contribute to a trust (“Trust”) sums for the purpose of accumulating assets to fund benefit payments to Participants under the Plan. Isabella may contribute amounts to the Trust from time to time as determined by Isabella's Board of Directors. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Revenue Procedure 92‑64, or any subsequent statutory, Internal Revenue Service or judicial guidance, and in particular shall include provisions providing all assets of the Trust shall be subject to the creditors of Company in the event of insolvency.
Section 11.    Plan Amendment and Termination.
11.1.     Amendment. Isabella may amend or terminate the Plan by action of its Board of Directors at any time in its sole discretion without the consent of Participant or his or her Beneficiary. No amendment or termination shall adversely affect the benefit to which Participant or his or her Beneficiary is entitled under the Plan prior to the date of such amendment or termination. This Plan may not be amended or terminated by the written or oral statements of representatives of the Company (except by formal action of the Company’s Board of Directors), the Committee, or any other person with actual or apparent authority to act as or on behalf of any of them. By electing to participate in this Plan, each Participant acknowledges and agrees, on behalf of himself or herself and his or her Beneficiaries, that he or she will not rely on the oral or written statements of any person with respect to any rights under this Plan. Participants and their Beneficiaries will rely only on the express, written terms of this Plan. Any such amendment or termination shall occur in accordance with the requirements of Code Section 409A.
11.2.     Termination. In the event of Plan termination, all vested amounts that are credited to Accounts shall be paid pursuant to Participant elections that have been made in accordance with the Plan. Notwithstanding the foregoing, Accounts shall be paid to Participants on Plan termination if, and only if, at least one of the three circumstances described in (a), (b) and (c) below is true as to the Plan.
(a)    General Rule. The Company terminates the Plan and all of the following are true:

(i)    The Company terminates and liquidates all Similar Arrangements. All such terminations shall be effective as of the effective date of the termination of this Plan. All liquidations under this Plan shall be distributed in one lump sum of Isabella common stock; and
(ii)    No payments in liquidation of the Plan (other than those otherwise payable under the terms of the Plan and all Similar Arrangements absent termination of the Plan and the Arrangements) are made within 12 months following the date as of which the Company takes all necessary action to irrevocably terminate and liquidate this Plan and the Similar Arrangements; and
(iii)    All payments on liquidation of the Plan are completed within 24 months after the date on which the Company takes all necessary action to irrevocably terminate and liquidate this Plan; and
(iv)    The Company does not adopt any new plan or arrangement that would be combined with the Plan under the plan aggregation rules of Treasury Regulation Section 1.409A‑1(c)(2) for a period of three years following the date of Plan termination, if the same individual participated in both the Plan and the new arrangement at any time during said three-year period; and
(v)    The termination and liquidation does not occur proximate to a downturn in the financial health of the Company.
(b)    Change of Control Rule. The Company terminates and liquidates the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided that this Section 11.2(b) will only apply to a payment under this Plan if all Similar Arrangements sponsored by the Company or its Affiliates immediately after the time of the Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under all such Similar Arrangements within twelve (12) months after the date on which the Company irrevocably takes all necessary action to terminate and liquidate the Plan and all such Similar Arrangements. Solely for purposes of this Section 11.2(b), where the Change of Control results from an asset-purchase transaction, the entity that has the discretion to liquidate and terminate the Plan and all such Similar Arrangements is the entity that is primarily liable immediately after the transaction for the payment of the deferred compensation.
(c)    Dissolution or Bankruptcy. The Company terminates and liquidates the Plan: (1) within twelve (12) months after a corporate dissolution that is taxed under Code Section 331, or (2) with the approval of a U.S. bankruptcy court, provided that in either case the amounts then-deferred under the Plan are included in each of the respective Participants’ gross income in the latest of the following years (or, if earlier, in the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs, (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)), or (iii) the first calendar year in which the payment is administratively practicable.

Section 12.    Expenses.
Company shall pay all costs, charges and expenses relating to the establishment and operation of the Plan.
Section 13.    Nonassignability.
Except as provided in Section 6.4 above, the amounts payable under the Plan and the right to receive future amounts under the Plan may not be anticipated, alienated, pledged, encumbered or subject to any charge or legal process, and if any attempt is made to do so, or if a person eligible for any benefits becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more dependents of such person or make any other disposition of such benefits that it deems appropriate.
Section 14.    Director/Employee Status.
The Plan does not, and will not, give any Participant the right to continue as a Director or employee of a Company, nor will the Plan confer any right to any amounts under the Plan unless such right has specifically accrued under the terms of the Plan.
Section 15.    Administration.
The Board of Directors of Isabella shall appoint a single impartial Administrative Committee consisting of individuals who are not participants in the Plan (the “Committee”) to administer the Plan. Amounts under the Plan shall be paid only if the Committee decides in its sole discretion that the applicant is entitled to them. The Committee shall have the full and exclusive power, discretion and authority to interpret the Plan, maintain Plan records, determine Participant rights and benefits, construe ambiguities and correct omissions. The Committee may, from time to time, establish rules and procedures for the administration of the Plan that are not inconsistent with the provisions of the Plan, the Code or ERISA. Any interpretation or determination by the Committee as to any disputed questions arising under the Plan or questions of construction and interpretation shall be binding and conclusive on all parties. The Committee may employ or consult with advisors, accountants, legal counsel (who may also be legal counsel to the Company), recordkeepers, third-party administrators and others as it deems necessary to assist it in the performance of its duties under the Plan. The Committee may engage one or more agents who may be authorized through an express, written delegation to act on the Committee’s behalf with respect to administration of the Plan. The Committee may also otherwise delegate its power, discretion and authority through an express, written delegation. No member of the Administrative Committee shall, in any event, be liable to any person for any action taken or omitted in connection with the Plan, so long as such action or omission to act be made in good faith.
The Committee’s interpretations and determinations shall be final and binding on all parties. The Committee may make such provision to withhold any taxes which it is required to withhold from any applicable payment under the Plan. Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such payment.

Section 16.    Claims Procedure.
16.1.     Plan Administrator. Claims for benefits under the Plan (each a “Benefits Claim”) must be filed as directed by the Committee.
16.2.     Claim Determination. The Committee shall make each Benefit Claim determination in a uniform and non-discriminatory manner within 90 days (in the case of a Benefit Claim for Disability benefits, within 45 days) after the Plan Administrator receives the Benefit Claim. The Plan Administrator shall during that period grant the Benefit Claim, deny the Benefit Claim, or notify the Claimant that special circumstances require an extension of time for the processing of the Benefit Claim and the extended date by which a decision will be rendered. Any such extension shall not exceed 180 days from the initial notice; provided that, in the case of a Benefit Claim for Disability benefits, any such extension shall not exceed 75 days from the initial notice and must be necessary due to matters beyond the Plan Administrator’s control. The Plan Administrator may further extend the time for the processing of a Benefit Claim for Disability benefits for up to an additional 30 days, provided that: (a) due to matters beyond the Plan Administrator’s control a decision cannot be rendered during such 75-day period, and (b) the Plan Administrator notifies the Claimant, prior to the expiration of such 75-day period, that special circumstances require such an extension of time for the processing of the Benefit Claim and of the extended date by which a decision will be rendered. A notice of the extension of time for the processing of a Benefit Claim for Disability benefits shall specifically explain the standard on which entitlement to the benefit is based, the unresolved issues that prevent a decision on the Benefit Claim, and the additional information needed to resolve those issues. The Claimant shall be afforded at least 45 days within which to provide the specified information.
16.3.     Notice. During the applicable Benefit Claim review period (including permitted extensions), the Plan Administrator shall give the Claimant notice of any whole or partial denial of the Claimant’s Benefit Claim, as well as of any other adverse benefit determination. The notice shall set forth the specific reasons for the adverse benefit determination, shall reference to the specific Plan provisions on which the determination is based, shall describe any additional material or information necessary for the Claimant to perfect the Benefit Claim and why such material or information is necessary, shall advise the Claimant that the Claimant may submit an appeal of the determination to the Plan Administrator within 180 days after receipt of such notice, and shall include a statement of any right that the Claimant has to bring a civil action under applicable law, following an adverse benefit determination on review. In addition, a notice of an adverse determination with respect to a Benefit Claim for disability benefits shall be provided in a culturally and linguistically appropriate manner and shall set forth: (a) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (i) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration; (b) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of change upon request; (c) either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist; and (d) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's Benefit Claim.
A notice of Benefit Claim determination, whether initial or on review, shall in any event be provided as soon as possible, but not later than the date required by these procedures.
16.4.     Appeal. The Claimant may submit an appeal of a Benefit Claim determination to the Plan Administrator within 180 days after the Claimant’s receipt of the notice of the determination. Failure of the individual to file an appeal with the Plan Administrator within the allowable 180-day period will constitute an irrevocable consent by the individual to the Plan Administrator’s decision, and the Plan Administrator’s notice described above shall so state.
The appeal shall provide a full and fair review of the Claimant’s Benefit Claim and the adverse benefit determination that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the Benefit Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant may submit written comments, documents, records, and other information relating to the Benefit Claim in connection with the appeal. The Claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, both in connection with the appeal and any adverse benefit determination. The appeal shall be reviewed by an individual who was neither a party who made the initial adverse benefit determination nor a subordinate of such a party. The review will not afford deference to the initial adverse benefit determination and shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was previously submitted or relied upon in the initial determination. The determination on appeal shall identify the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with any adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.
16.5.     Adverse Benefit Determination. Before issuing an adverse benefit determination on appeal relating to a disability Benefit Claim, the Plan Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated on behalf of or at the direction of the individual making the benefit determination in connection with the Benefit Claim. Such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on appeal is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date. In addition, before issuing an adverse benefit determination on appeal relating to a disability Benefit Claim based on a new or additional rationale, the Plan Administrator shall provide the Claimant, free of charge, with the new or additional rationale as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.

Within 60 days (in the case of a Benefit Claim for disability benefits, within 45 days) after receipt of the request for review, the Plan Administrator shall notify the Claimant either as to the decision on the appeal or that special circumstances require an extension of time for processing the Benefit Claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day (in the case of a Benefit Claim for disability benefits, 45-day) period. In no event shall such extension exceed a period of 60 days (in the case of a Benefit Claim for disability benefits, 45 days) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review
Notwithstanding the prior paragraph, if the Plan Administrator holds regularly scheduled meetings at least quarterly, then with respect to Benefit Claims other than Benefit Claims for disability benefits: (a) the notice required by the prior paragraph shall instead be provided no later than the date of the meeting of the Plan Administrator that immediately follows the receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting; (b) if the request for review is filed within 30 days preceding the date of such meeting, such notice may be provided by no later than the date of the second meeting following the receipt of the request for review; and (c) if special circumstances require a further extension of time for processing such a Benefit Claim, the notice shall be provided not later than the third meeting following receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.
During the applicable review period on appeal (including permitted extensions), the Plan Administrator shall give the Claimant notice of the benefit determination on review. The notice shall set forth the specific reasons for the determination, shall reference to the specific Plan provisions on which the determination is based, shall state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, and shall include a statement of any right that the Claimant has to bring a civil action under applicable law. In addition, a notice of an adverse determination with respect to a Benefit Claim for disability benefits shall be provided in a culturally and linguistically appropriate manner and shall set forth: (a) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (i) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; (b) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request; and (c) either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist.
Section 17.    No Rights as Shareholder
No Participant shall have any voting or other rights or privileges of a shareholder of Isabella common stock by reason of crediting of notional shares of Isabella common stock to the Participant’s Stock Account.
Section 18.    Legality of Issuance
No shares of Isabella common stock shall be issued under this Plan unless and until Isabella has determined that all applicable provisions of state and federal law have been satisfied.
Section 19.    No Warranties.
The Company makes no representations or warranties regarding the inclusion in or exclusion from federal, state, or local taxes of any amounts deferred or payable under this Plan. The Company does not warrant the tax-deferred nature of this Plan or its compliance with Code Section 409A or any other applicable law. While it believes that this Plan will have the intended tax deferral benefits, the Company has not obtained an advance ruling from any tax authority confirming such belief. There is some risk that a tax authority could determine that amounts deferred under this Plan are currently taxable to a Participant for income tax purposes potentially resulting in adverse tax consequences. The Company and its Affiliates shall have no liability to a Participant or Beneficiary for any taxes, penalties, interest or other damages incurred as a result of any failure to comply with any applicable tax or other law, including Code Section 409A.
Section 20.    Non-Alienability.
Except as otherwise provided in the Plan, a Participant’s or Beneficiary’s rights under this Plan may not be voluntarily or involuntarily anticipated, assigned, pledged, encumbered, attached, garnished or alienated. Any attempt to do so will be void and disregarded by the Company, except as required by law.
Section 21.    Remedies and Standard of Care.
To the extent permitted by applicable law, each Participant and any person claiming rights through the Participant specifically agree not to seek recovery against the Company, the Committee, their respective employees or agents, or any other person for any loss sustained by the Participant or other person as a result of negligence or any other misconduct other than fraud or intentional misconduct.

Section 22.    Headings.
All headings in this Plan are for reference only and are not to be used to construe its terms.
Section 23.    Binding Effect
This Plan shall be binding upon and inure to the benefit of the parties to the Plan and upon the successors and assigns of each participating Company, and upon the heirs and legal representatives of the Participant.
Section 24.    Incompetency
If Company shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, a committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or a custodian determined pursuant to the Uniform Gift to Minors Act, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.
Section 25.    Construction.
This Plan shall be construed under the laws of the State of Michigan and Code Section 409A. The invalidity or unenforceability of any one or more provision of the Plan shall not affect the validity or enforceability of the Plan, which shall remain in full force and effect to the extent permitted by law. If any provisions of this Plan shall be held illegal or invalid for any reason, said legality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had not been included in the Plan.

[Signature Page Follows]

ISABELLA BANK CORPORATION

Dated: March 11, 2019	By: /s/ Jae A. Evans
Jae A. Evans, President/CEO

ISABELLA BANK

Dated: March 11, 2019	By: /s/ Jerome E. Schwind
Jerome E. Schwind, President

[Signature Page to Isabella Bank Corporation and Related Companies
Deferred Compensation Plan for Directors]